[Isramco Letterhead Omitted]




                                                               January 16, 1997


Mr. Yossi Levy
N.I.R. Resources, Inc.
Shavit House, 4 Raoul Wallenberg St.
Tel Aviv ISRAEL  69174

Dear Mr. Levy:

This letter is written to set forth our agreement for Isramco, Inc. ("Isramco") to purchase 100% Membership Interest and 100% After Payout Percentage in Jay Petroleum, L.L.C. ("LLC") from N.I.R Resources, Inc.

The purchase price and Membership Interest are as follows:

Name                         Membership Interest       Purchase Price Allocation
----                         -------------------       -------------------------
N.I.R. Resources, Inc.               50%                       $677,500

Isramco will wire transfer the monies to N.I.R. Resources, Inc.'s Account No. 101-8045711, ABA No. 102000076, Norwest Bank of Denver, N.A. on or before February 3, to be immediately disbursed as set forth above in accordance with this Agreement. Effective upon receipt of these monies, N.I.R. Resources, Inc. will assign all of its right, title and interest in the LLC to Isramco. Isramco agrees to become a Member of the LLC and to be bound by and comply with the Regulations of the LLC, a copy of which I have reviewed. The effective date of this transaction is February 3, 1997.

N.I.R. Resources, Inc. represents and warrants to Isramco that its interest it is assigning in the LLC is free and clear of any liens. This Agreement may be signed in counterparts. If the foregoing represents your understanding, please sign in the space provided.

                                       Sincerely,

                                       ISRAMCO, Inc.



                                       By:  /S/  Y. LEVY
                                          -------------------------------------
                                       Title:  /S/  G.M.
                                              ---------------------------------


                   Isramco Inc., Israel Branch, Shavit House,
                     4 Raoul Wallenberg St., Tel-Avia 69174
                    Tel: 973-3-6490330 - Fax: 972-3-6490340

Accepted and Agreed to this  23 day of    January    , 1997.
                            ----          -------

N.I.R. Resources, Inc.



By:  /S/  Y. LEVY                           By:  /S/  JACKOB MAIMON
    -----------------------------                ------------------------------
     Yossi Levy, President                       Jackob Maimon, Chairman